SIDLEY AUSTIN LLP         BEIJING      GENEVA        SAN FRANCISCO
787 SEVENTH AVENUE        BRUSSELS     HONG KONG     SHANGHAI
NEW YORK, NY  10019       CHICAGO      LONDON        SINGAPORE
212 839 5300              DALLAS       LOS ANGELES   TOKYO
212 839 5599 FAX                       NEW YORK      WASHINGTON,DDC
                         FOUNDED 1866



                                January 23, 2006


Sentinel Group Funds, Inc.
One National Life Drive
Montpelier, Vermont 05604

Ladies and Gentlemen:

                  We have acted as counsel for Sentinel Group Funds, Inc. (the "Corporation") in connection with the proposed (i) transfer of all of the assets of the Bramwell Growth Fund and the Bramwell Focus Fund, each a series of The Bramwell Funds, Inc. (each an "Acquired Fund"), in exchange solely for Class A shares of the Sentinel Growth Leaders Fund and the Sentinel Capital Growth Fund (each an "Acquiring Fund"), respectively, which are to be created as new series of the Corporation, (ii) assumption by each Acquiring Fund of all of the liabilities of the corresponding Acquired Fund and (iii) distribution of the Acquiring Fund shares to the shareholders of the corresponding Acquired Fund in liquidation of the Acquired Fund (collectively, the "Reorganization"). This opinion is furnished in connection with the Corporation's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.01 per share, of each Acquiring Fund (the "Shares") to be issued in the Reorganization.

                  As counsel for the Corporation in connection with the Reorganization, we are familiar with the proceedings taken by the Corporation and to be taken by the Corporation in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Charter and By-laws of the Corporation, each as amended and restated as of the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

                  Based upon the foregoing, we are of the opinion that subsequent to (i) the approval by shareholders of each Acquired Fund of the Agreement and Plan of Reorganization between the Corporation and The Bramwell Funds, Inc. (the "Agreement and Plan"), as set forth in the combined Proxy Statement/Prospectus constituting a part of the Registration Statement, and (ii) the filing of Articles Supplementary to the Charter of the Corporation creating each Acquiring Fund as a series of the Corporation, the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Corporation.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                                              Very truly yours,





       Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships